                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Vencor, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [VENCOR LOGO]
                             3300 Providian Center
                             400 West Market Street
                           Louisville, Kentucky 40202

                                                                  March 30, 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 9, 1995, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky.

     The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                            Sincerely,

                                            W. Bruce Lunsford

                                            W. Bruce Lunsford
                                            Chairman of the Board,
                                              President and Chief Executive
                                              Officer

                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD AT 9:00 A.M., MAY 9, 1995

To the Stockholders of VENCOR, INC.:

     The Annual Meeting of Stockholders of Vencor, Inc. will be held on Tuesday, May 9, 1995 at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

     (1) To fix the number of directors at eight and to elect a board of eight directors;

and

     (2) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 21, 1995, will be entitled to vote at the meeting and any adjournments thereof.

     IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                            W. Bruce Lunsford
                                            Chairman of the Board,
                                              President and Chief Executive
                                              Officer

                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 569-7300

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

                              GENERAL INFORMATION

     The Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc. (the "Company") will be held at 9:00 a.m., EDT on Tuesday, May 9, 1995, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

     Only stockholders of record at the close of business on March 21, 1995, are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky. At the record date, 27,856,497 shares of the Company's common stock, par value $.25 per share ("Common Stock") were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted in favor of the nominees for director named in the Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at its principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be automatically revoked.

     The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

     The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about March 30, 1995. The Annual Report of the Company for the fiscal year ended December 31, 1994, including consolidated financial statements, accompanies this Proxy Statement.

                             ELECTION OF DIRECTORS

     Management recommends that the number of directors be set at eight and that eight directors be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the By-laws, until his or her successor is duly elected and qualified. The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below:

                             NOMINEES FOR DIRECTORS

     WILLIAM C. BALLARD JR. (age 54) has been a director of the Company since 1988. From 1981 to 1992, he served as Executive Vice President -- Finance and Administration of Humana Inc., a provider of healthcare services. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald. Mr. Ballard is a director of Mid-America Bancorp, United HealthCare Corp., LG&E Energy Corp., American Safety Razor Inc., and Arjo AB (a medical products manufacturer).(1)(3)

     MICHAEL R. BARR (age 46), a founder of the Company, physical therapist and certified respiratory therapist, has served as Vice President, Operations and a director of the Company since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

     DONNA R. ECTON (age 47) has served as a director of the Company since 1992. She has been a business consultant since 1994. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., confectionery products businesses. From 1989 to 1991, she was Senior Vice President of Nutri/System, Inc., a weight loss business. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc., a pet supplies retailer, and H&R Block, Inc.(3)

     GREG D. HUDSON (age 46) has served as a director of the Company since 1991. He has been President of Hudson Chevrolet-Oldsmobile, Inc. since 1988.(2)

     WILLIAM H. LOMICKA (age 57) has served as a director of the Company since 1987. Since 1989, he has served as President of Mayfair Capital Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas Inc., a regional motion picture exhibitor, and Advocat, Inc., an operator of nursing facilities and retirement centers.(1)(2)(3)

     W. BRUCE LUNSFORD (age 47), a founder of the Company, certified public accountant and attorney, has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1985. Mr. Lunsford is a director of Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.(1)

     W. EARL REED, III (age 43), a certified public accountant, has served as a director and Vice President, Finance and Development of the Company since 1987.

     R. GENE SMITH (age 60), a founder of the Company, has served as a director of the Company since 1985 and Vice Chairman of the Board since 1987. From 1988 to 1994, Mr. Smith was Chairman of the Board and President of Commonwealth Investment Group, Inc., a holding company for a broker-dealer firm and an investment advisor firm. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast food restaurants. Since 1993, Mr. Smith has been Managing and General Partner of Direct Programming Services, a digital satellite system company.(1)(2)

     The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors' ages are given as of February 1, 1995.
---------------

(1) Member of the Executive Committee, of which W. Bruce Lunsford is Chairman.
(2) Member of the Executive Compensation Committee, of which R. Gene Smith is Chairman.
(3) Member of the Audit Committee, of which William H. Lomicka is Chairman.

     SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees is unable or unwilling to accept or is unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 1994, the Board of Directors of the Company held five regular meetings. The Company has an Executive Compensation Committee and an Audit Committee. The Company does not have a nominating or similar committee.

     The Executive Compensation Committee held one meeting in 1994. The functions of the Executive Compensation Committee are to: (1) establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for officers of the Company, and (2) review and approve the salary administration program for the Company.

     The Audit Committee held three meetings during 1994. The Audit Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                             DIRECTORS AND OFFICERS

     The following table sets forth, as of March 6, 1995, certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each executive officer of the Company and (d) the Company's directors and executive officers as a group.

                                                                 COMMON STOCK
                  NAME OF INDIVIDUAL OR                    BENEFICIALLY OWNED AS OF     PERCENT
                     NUMBER IN GROUP                         MARCH 6, 1995(1)(2)        OF CLASS
---------------------------------------------------------  ------------------------     --------
W. Bruce Lunsford(3).....................................          2,282,534(4)            8.1%
R. Gene Smith(3).........................................          1,727,299(5)            6.2%
William C. Ballard Jr....................................             26,094(6)              *
Michael R. Barr..........................................            385,816(7)            1.4%
Donna R. Ecton...........................................              5,259(8)              *
Greg D. Hudson...........................................            193,016(9)              *
Thomas T. Ladt...........................................             69,183(10)             *
William H. Lomicka.......................................             52,881                 *
W. Earl Reed, III........................................            275,627               1.0%
All executive officers and directors as a group (9
  persons)...............................................          5,017,709              17.6%
Manning & Napier Advisors, Inc.(3).......................          1,466,797(11)           5.3%
Pilgrim Baxter & Associates(3)...........................          1,601,269(12)           5.7%
Putnam Investments, Inc.(3)..............................          2,604,867(13)           9.4%

---------------

 (*) Less than 1%

 (1) Beneficial ownership of shares, for purposes of this proxy statement, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power.

 (2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right, or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable currently or within 60 days after March 6, 1995, under the Company's stock option plans as follows: Mr.
     Lunsford -- 185,066 shares; Mr. Smith -- 21,094 shares; Mr. Barr -- 44,329 shares; Mr. Reed -- 273,752 shares; Mr. Lomicka -- 21,094 shares; Mr. Ballard -- 21,094 shares; Mr. Hudson -- 4,218 shares; Ms. Ecton -- 3,609 shares; and Mr. Ladt -- 18,656 shares.

 (3) The addresses of the persons believed by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock are as follows: W. Bruce Lunsford -- 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202; R. Gene Smith -- Suite 500, 133 South Third Street, Louisville, Kentucky 40202; Manning & Napier Advisors,
     Inc. -- 1100 Chase Square, Rochester, New York 14604; Pilgrim Baxter & Associates -- 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087; and Putnam Investments, Inc. -- One Post Office Square, Boston, Massachusetts 02109.

 (4) Includes 71,412 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Also includes 3,076 shares which may be obtained by Mr. Lunsford upon conversion of $80,000 principal amount of the Company's 6% Convertible Subordinated Notes due 2002. Includes 15,465 shares held in trust for the benefit of his children. Mr. Lunsford disclaims beneficial ownership of the shares held by his children's trust.

 (5) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power, and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.

 (6) Includes an aggregate of 3,000 shares held by charitable remainder trusts for the benefit of family members.

 (7) Excludes 44,744 shares held in trust for his minor daughters and 4,000 shares held in trust for his nieces and nephews.

 (8) Includes 333 shares with respect to which Ms. Ecton has sole voting power but no investment power. Excludes 455 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

 (9) Includes 160,422 shares with respect to which Mr. Hudson shares voting and investment power with his wife, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 4,959 shares held by his gift trust and 20,932 shares held in trusts with respect to which Mr. Hudson has the power to withdraw the shares from the trusts. Also includes 1,923 shares which may be acquired by Mr. Hudson upon conversion of $50,000 principal amount of the Company's 6% Convertible Subordinated Notes Due 2002. Excludes 841 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

(10) Includes 7,029 shares held by his spouse as custodian for his children and 20,058 shares held by his spouse. With respect to these 27,087 shares, Mr. Ladt shares voting and investment power with his spouse.

(11) The number of shares shown as beneficially owned by Manning & Napier Advisors, Inc. is based on information contained in the Schedule 13G as of December 31, 1994, filed by Manning & Napier Advisors, Inc. with the Securities and Exchange Commission. The percent of shares is based on the Company's outstanding shares as of March 6, 1995.

(12) The number of shares shown as beneficially owned by Pilgrim Baxter & Associates is based on information contained in the Schedule 13G as of December 31, 1994, filed by Pilgrim Baxter & Associates with the Securities and Exchange Commission. The percent of shares is based on the Company's outstanding shares as of March 6, 1995.

(13) The number of shares shown as beneficially owned by Putnam Investments, Inc. is based on information contained in the Schedule 13G as of December 31, 1994, filed by Putnam Investments, Inc. on behalf of itself and Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc. The percent of shares is based on the Company's outstanding shares as of March 6, 1995.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                       EXECUTIVE COMPENSATION PHILOSOPHY

     The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers.

                       EXECUTIVE COMPENSATION COMPONENTS

     The key components of the Company's compensation program are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of stockholders. The Executive Compensation Committee reviews each component of executive compensation on an annual basis.

     BASE SALARY. Base salaries for executive officers are set near the minimum levels believed by the Executive Compensation Committee to be sufficient to attract and retain qualified executive officers. Base pay increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the corporation as a whole. While the Committee does not establish a specific formula or target to determine base salaries, the Committee considers the financial performance of the Company as compared to companies included in the Standard & Poor's Hospital Management Composite Index ("Hospital Index"). In this regard, the Committee primarily considers earnings growth and to a lesser degree asset growth. The Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Executive Compensation Committee believes that executive officer base salaries for 1994 were lower than the average base salaries paid by companies included in the Hospital Index, lower than the average base salaries paid by comparable publicly traded healthcare companies, and comparable to the median base salaries paid by service industry companies with similar earnings.

     ANNUAL INCENTIVE. The Executive Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Executive Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain earnings per share criteria. The Executive Compensation Committee established annual bonuses for 1994 equal to 50% of base salaries contingent upon the Company's full achievement of such predetermined earnings per share criteria. The Committee established the potential bonuses and earnings per share criteria based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results.

     STOCK OPTIONS. The Executive Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and the practices of companies such as those included in the Hospital Index. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

     Options to purchase 115,500 shares of the Company's Common Stock were granted to the Company's executive officers (including the Company's chief executive officer) in 1994 with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant ($21.33). These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. In addition, options to purchase 218,000 shares of Ventech Systems, Inc. ("Ventech") Common Stock were granted to the Company's executive officers in 1994 with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant ($2.44). These options vest cumulatively in five annual installments of 20% and expire in ten years. Ventech is a wholly-owned subsidiary of the Company. The Committee granted this number of options based on its judgment that this number is appropriate and desirable considering the executive officers' actual and potential contribution to the Company, as well as the number of options granted in previous years. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership. The Committee believes that the amount of options granted to each of its executive officers was below the average amount of options granted to executive officers of companies included in the Hospital Index.

     SPECIAL BONUS. During the last quarter of 1993, the Company completed a self-tender offer. Pursuant to this offer, the Company repurchased 1,987,533 shares of its Common Stock for $16 per share. In 1994, the Executive Compensation Committee determined that a special bonus should be awarded to Messrs. Lunsford, Barr and Reed in recognition of the senior management team's completion of this successful offer. The following special bonuses were awarded:
Mr. Lunsford -- $500,000; Mr. Barr -- $50,000; and Mr. Reed -- $50,000.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the salary, bonus and stock options received by W. Bruce Lunsford, Chairman of the Board, President and Chief Executive Officer of the Company, for services rendered in 1994. Mr. Lunsford received a base salary of $368,000 for 1994. The Committee did not establish a specific target or formula to determine Mr. Lunsford's salary. The Committee believes that this base salary was comparable to median base salaries for other chief executive officers of service corporations with similar earnings and below average base salaries paid to chief executive officers of companies included in the Hospital Index and comparable publicly traded healthcare companies. Mr. Lunsford earned a $184,000 bonus under the Company's 1987 Incentive Compensation Program. Mr. Lunsford received the bonus payable for the Company's surpassing the maximum earnings per share goal specified in advance by the Executive Compensation Committee. Mr. Lunsford received a special bonus of $500,000. This special bonus was awarded to Mr. Lunsford in recognition of the success of the Company's self-tender offer which was completed during the last quarter of 1993. Mr. Lunsford also received options to purchase 60,000 shares of the Company's Common Stock and 120,000 shares of Ventech's Common Stock. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this number is appropriate and desirable in light of his actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership. The Committee believes that the amount of options granted to Mr. Lunsford is below the average amount of options granted to the chief executive officers of companies included in the Hospital Index.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly held corporation is limited to $1 million per year for fiscal years beginning on or after January 1, 1994. In 1994, the Company's Board of Directors and stockholders approved amendments to the Company's 1987 Incentive Compensation Program intended to preserve the deductibility of most incentives available for award under the plan to the Company's executive officers. However, salaries and bonuses are not exempt from the $1 million limit. Mr. Lunsford's special bonus of $500,000 will cause his compensation to exceed the limit for one year. While the Committee anticipates that it will not normally award cash compensation in excess of $1 million per year to any executive officer, the Committee reserves the right to grant special bonuses in recognition of outstanding performance.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                            R. Gene Smith, Chairman
                                            Greg D. Hudson
                                            William H. Lomicka

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the compensation paid by the Company to each of the Company's four executive officers, including the Chairman of the Board, President and Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                              ANNUAL COMPENSATION     ---------------
                                             ---------------------    OPTIONS (NO. OF      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS(1)      SHARES)(2)      COMPENSATION(3)
----------------------------------  -----    --------     --------    ---------------   ---------------
W. Bruce Lunsford.................  1994     $368,000     $684,000(4)      60,000(5)        $ 4,500
Chairman of the Board, President    1993      350,000      175,000         60,000             7,075
  and Chief Executive Officer       1992      350,000      175,000         57,000             8,728

Michael R. Barr...................  1994     $189,000     $144,500(4)      22,500(5)        $ 4,500
                                    1993      180,000       90,000         22,500             5,399
Vice President, Operations          1992      180,000       90,000         22,500             5,349

W. Earl Reed, III.................  1994     $189,000     $144,500(4)      22,500(5)        $ 4,500
Vice President, Finance and         1993      180,000       90,000         22,500             5,399
  Development                       1992      180,000       90,000         22,500             5,349

Thomas T. Ladt(6).................  1994     $120,000     $ 60,000         10,500(5)        $ 1,800
                                    1993      110,000       58,000          6,000             3,185
Vice President, Hospital Division   1992       95,000       50,500          6,000             2,885

---------------

(1) Except as otherwise specified below, the amounts shown represent cash bonuses awarded under the Company's Incentive Compensation Program which were based on the Company's profitability.

(2) All amounts have been adjusted to reflect the Company's 3-for-2 stock split distributed on October 25, 1994.

(3) Amounts in this column represent contributions by the Company for the benefit of the named persons pursuant to the Company's Retirement Savings Plan.

(4) Includes a special bonus paid as follows in recognition of management's completion of a self-tender offer in the last quarter of 1993: Mr. Lunsford -- $500,000; Mr. Barr -- $50,000; and Mr. Reed -- $50,000.

(5) In addition, options were granted to purchase shares of a wholly-owned subsidiary, Ventech Systems, Inc., as follows: Mr. Lunsford -- 120,000 shares; Mr. Barr -- 40,000 shares; Mr. Reed -- 40,000 shares; and Mr. Ladt -- 18,000 shares.

(6) Mr. Ladt first became an executive officer of the Company in December 1993.

                           COMPENSATION OF DIRECTORS

     Directors not employed by the Company receive $1,500 for each board meeting they attend. Non-employee directors also receive $500 for each committee meeting they personally attend which is scheduled in conjunction with a board meeting and $1,000 for each committee meeting independently scheduled. In addition, non-employee directors receive $1,500 for each calendar quarter they serve as a director.

     Pursuant to the Company's Non-Employee Directors Deferred Compensation Plan, a non-employee director may defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the Board and its committees. Directors who choose to defer fees may elect to have the deferred amounts invested 100% in shares of the Company's Common Stock ("Share Election") or to accumulate and earn interest ("Cash Election"). If a Share Election is made, the director's deferral account is credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts are converted into share equivalents of the Company's Common Stock based on the fair market value of the Common Stock on that date. If a Cash Election is made, the deferred amounts earn interest at a floating rate of interest, compounded annually.

     Directors not employed by the Company receive options pursuant to the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Company issues, on each January 1, to each of the Company's non-employee directors an option to purchase 2,813 shares of Common Stock with an exercise price equal to the fair market value of Common Stock on the date the option is granted. Accordingly, in 1994, the Company issued options with respect to an aggregate of 14,065 shares to its five non-employee directors. All options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1994 to the Company's executive officers.

                                              % OF TOTAL
                                               OPTIONS
                                              GRANTED TO
                               OPTIONS        EMPLOYEES       EXERCISE PRICE     EXPIRATION        GRANT DATE
            NAME              GRANTED(1)       IN 1994         PER SHARE(2)         DATE        PRESENT VALUE(3)
----------------------------  ----------     ------------     --------------     ----------     ----------------
W. Bruce Lunsford...........    60,000           19.3%            $21.33           6/27/04          $721,200
Michael R. Barr.............    22,500            7.3%             21.33           6/27/04           270,450
W. Earl Reed, III...........    22,500            7.3%             21.33           6/27/04           270,450
Thomas T. Ladt..............    10,500            3.4%             21.33           6/27/04           126,210

---------------

(1) All options shown in the above table were granted on June 27, 1994, and become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. The options may become fully exercisable upon a change in control of the Company.

(2) All options were granted at fair market value (closing price on the New York Stock Exchange on the date of grant). The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.

(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation is based on, among other things, the following assumptions: (a) a .38 expected volatility factor; (b) a 7.57% risk-free interest rate; (c) no dividend yield; (d) expected term of 10 years; (e) a 10% adjustment for non-transferability; and (f) a 1% adjustment based on risk of forfeiture. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes Model.

     The following table sets forth information concerning options to purchase shares of Ventech Systems, Inc. Common Stock granted to the Company's executive officers. Ventech Systems, Inc. is a wholly-owned subsidiary of the Company.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                          % OF TOTAL                                          STOCK PRICE
                                            OPTIONS                                         APPRECIATION FOR
                                          GRANTED TO                                         OPTION TERM(4)
                            OPTIONS      EMPLOYEES IN     EXERCISE PRICE    EXPIRATION    --------------------
          NAME             GRANTED(1)       1994(2)        PER SHARE(3)        DATE          5%         10%
-------------------------  ----------    -------------    --------------    ----------    --------    --------
W. Bruce Lunsford........    120,000          9.8%            $ 2.44           1/1/04     $184,140    $466,648
Michael R. Barr..........     40,000          3.3%              2.44           1/1/04       61,380     155,549
W. Earl Reed, III........     40,000          3.3%              2.44           1/1/04       61,380     155,549
Thomas T. Ladt...........     18,000          1.5%              2.44           1/1/04       27,621      69,997

---------------

(1) All options shown in the above table were granted on January 1, 1994, and become exercisable in five equal annual installments, beginning on the first anniversary of the date of grant. The options may become fully exercisable upon a change in control of the Company.

(2) This percentage relates to the options granted to employees of the Company and Ventech Systems, Inc.

(3) All options were granted at fair market value. The Ventech Systems, Inc. Board of Directors determined fair market value based on the purchase price paid for this company in 1993 and the financial position of Ventech Systems, Inc. The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Ventech Systems, Inc.'s Common Stock.

(4) Because there is no market for Ventech Systems, Inc. Common Stock, the Company chose to include potential realizable value at assumed annual rates of stock price appreciation rather than a value based on the Black-Scholes model. There is no assurance that any market will develop for Ventech Systems, Inc. Common Stock.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's executive officers concerning the exercise of options during 1994 and unexercised options held as of December 31, 1994.

                       AGGREGATE OPTION EXERCISES IN 1994
                         AND YEAR-END OPTION VALUES(1)

                                                                                          VALUE OF UNEXERCISED
                                                                                              IN-THE-MONEY
                                                          NUMBER OF UNEXERCISED                OPTIONS AT
                              SHARES                       OPTIONS AT 12/31/94                 12/31/94(3)
                            ACQUIRED ON     VALUE      ----------------------------    ---------------------------
           NAME              EXERCISE      REALIZED(2) EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
--------------------------- -----------    --------    -----------    -------------    ----------    -------------
W. Bruce Lunsford..........         0             0      212,254         147,562       $3,776,318     $  1,330,034
Michael R. Barr............         0             0       48,704          55,311          712,608          495,513
W. Earl Reed, III..........    18,750      $495,075      268,127          55,311        6,615,592          495,513
Thomas T. Ladt.............         0             0       17,156          19,407          285,129          163,333

---------------
(1) None of the options to purchase shares of Ventech Systems, Inc. Common Stock held by the Company's executive officers were exercisable in 1994. In addition, there is no market for shares of Ventech Systems, Inc. Accordingly, Ventech Systems, Inc. options are not included in the above table. See "Option Grants in Last Fiscal Year."

(2) These amounts represent the market value of the underlying Common Stock on the date of exercise, minus the exercise price. The actual sale price was used in this calculation where the underlying Common Stock was sold on the exercise date.

(3) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $27.875 per share as of December 31, 1994, based on the closing price per share on the New York Stock Exchange.

                               PERFORMANCE GRAPH

     The following graph summarizes the cumulative total return to holders of the Company's Common Stock from December 31, 1989 to December 31, 1994, compared to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Hospital Management Composite Index.


                                   [GRAPH]


      Measurement Period                           S&P 500      S&P Hospital
    (Fiscal Year Covered)        Vencor, Inc.       Index        Management
1989                                 100             100             100
1990                                 203              97             100
1991                                 823             126              89
1992                                 827             136              69
1993                                 679             150             104
1994                                 950             152             111

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Greg D. Hudson and William H. Lomicka. Although R. Gene Smith serves as Vice Chairman of the Board, none of the Executive Compensation Committee members are employees of the Company.

     During 1994, Commonwealth Investment Advisors Inc., an affiliate of R. Gene Smith, subleased the Company's former corporate headquarters. The primary lease to which the Company was a party was cancelled as of January 1, 1995. In addition to the lease payment made directly to the landlord under the primary lease, Commonwealth Investment Advisors Inc. paid the Company $9,600 during 1994 as lease payments under the sublease. The Company believes the terms of the sublease were no less favorable than the terms the Company could have obtained from unaffiliated third parties.

     William C. Ballard Jr. is of counsel to the firm of Greenebaum Doll & McDonald, which provided legal services to the Company in 1994 and will provide legal services to the Company in 1995.

     In 1989, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or affiliates must be approved by the disinterested members of the Company's Board of Directors and must be on terms no less favorable to the Company than those available from unaffiliated parties.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1994.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent certified public accountants to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by November 30, 1995 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                 OTHER MATTERS

     The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment in such matters.

                                          By Order of the Board of Directors,

                                          W. Bruce Lunsford
                                          Chairman of the Board,
                                            President and Chief
                                            Executive Officer

Louisville, Kentucky
March 30, 1995

                                                                      APPENDIX A


                                  VENCOR, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 1995

    The undersigned hereby appoints W. Bruce Lunsford and W. Earl Reed, III, and each of them, his or her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Vencor, Inc. to be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, on Tuesday, May 9, 1995, at 9:00 a.m. (EDT), and at any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposal set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof.

    The Board of Directors recommends a vote FOR the following proposal:

ELECTION OF DIRECTORS

    FOR / / the election of William C. Ballard Jr., Michael R. Barr, Donna R. Ecton, Greg D. Hudson, William H. Lomicka, W. Bruce Lunsford, W. Earl Reed, III and R. Gene Smith as directors, or WITHHOLD AUTHORITY / / to vote for all nominees in such election.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

    THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE FOREGOING PROPOSAL.

                                                PLEASE FILL IN, DATE, SIGN AND
                                                RETURN THIS PROXY IN THE
                                                ACCOMPANYING ENVELOPE.
                                                Dated:                    , 1995

                                                           Signature

                                                           Signature
                                                       (if held jointly)

                                                Signatures of stockholders
                                                should correspond exactly with
                                                the names shown on the proxy
                                                card. Attorneys, trustees,
                                                executors, administrators,
                                                guardians and others signing in
                                                a representative capacity should
                                                designate their full titles.